Exhibit 23.2

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement (No. 333-287607) on Form S-4 of our reports dated February 28, 2025 relating to the financial statements of Pacific Premier Bancorp, Inc, and the effectiveness of Pacific Premier Bancorp, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, CA

June 13, 2025